PRESS RELEASE
Consolidated-Tomoka Land Co. • P. O. Box 10809 • Daytona Beach, FL 32120-0809 • 386-274-2202 • Fax: 386-274-1223

For Immediate Release

Date:	February 8, 2010
Contact:	Bruce W. Teeters, Sr. Vice President
Phone:	(386) 274-2202
Facsimile:	(386) 274-1223

Consolidated Tomoka Announces Actions Related to 2010 Annual Meeting of Shareholders

DAYTONA BEACH, FLORIDA (February 8, 2010) – Consolidated-Tomoka Land Co. (NYSE AMEX-CTO) (the “Company”) announced today that at a meeting of the Company’s Board of Directors held on February 8, 2010, John C. Adams, Jr. elected not to stand for re-election to the Board and will retire when his term in Class I expires in April 2010.  William J. Voges, Chairman of the Board, stated “Mr. Adams has contributed greatly to the success of the Company since joining the Board in 1977. He has provided the Board with leadership and distinguished service over the years, and he will be missed. We all wish him the best in his retirement.”  Mr. Adams has also served on the Executive, Audit, and Compensation Committees, and is currently Chairman of the Compensation Committee.
The Board has nominated A. Chester Skinner, III, Jacksonville, Florida, and Thomas P. Warlow, III, Orlando, Florida, to replace Mr. Adams and John C. Myers, III, who retired in January to pursue other obligations.  Both candidates are well-qualified with backgrounds and experience in real estate similar to the Company’s real estate activities. Mr. Warlow was originally nominated to the Board by Wintergreen Advisers, LLC.  Both  Messrs. Skinner and Warlow will be included as Board nominees in the proxy statement for the 2010 annual meeting of shareholders in addition to the incumbent director, Linda Loomis Shelley, a noted land use attorney in Tallahassee, FL, whose Class I term expires in 2010 and who has been re-nominated by the Board.
The Company also announced that after consideration of two shareholder proposals submitted by Wintergreen Advisers, LLC, the Board has decided to include proposals in the Company's proxy statement that will provide shareholders with the opportunity to advise the Board as to whether the Company should conduct an annual non-binding, advisory vote with respect to executive compensation and whether the Company should adopt a majority voting standard for the election of directors in uncontested elections.  The Board intends to recommend that shareholders votes in favor of these proposals.
Consolidated-Tomoka Land Co. is a Florida-based company primarily engaged in converting Company owned agricultural lands into a portfolio of net lease income properties strategically located in the Southeast, through the efficient utilization of 1031 tax-deferred exchanges.  The Company has low long-term debt and generates over $9 million annually before tax cash flow from its real estate portfolio.  The Company also engages in selective self-development of targeted income properties. The Company’s adopted strategy is designed to provide the financial strength and cash flow to weather difficult real estate cycles.  Visit our website at www.ctlc.com.
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“Safe Harbor”

Certain statements contained in this press release (other than statements of historical fact) are forward-looking statements. The words "believe," "estimate," "expect," "intend," "anticipate," "will," "could," "may," "should," "plan," "potential," "predict," "forecast," "project," and similar expressions and variations thereof identify certain of such forward-looking statements, which speak only as of the dates on which they were made. Forward-looking statements are made based upon management's expectations and beliefs concerning future developments and their potential effect upon the Company. There can be no assurance that future developments will be in accordance with management's expectations or that the effect of future developments on the Company will be those anticipated by management.